UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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☐	Definitive Proxy Statement

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Navient Corporation
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123 Justison Street

Wilmington, Delaware 19801

SUPPLEMENT TO PROXY STATEMENT

FOR THE 2023 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON THURSDAY, MAY 25, 2023

May 15, 2023

Dear Fellow Shareholders:

On or about April 13, 2023, Navient Corporation (“Navient,” “the Company,” “we,” “our,” or “us”) made available or mailed to shareholders our Notice of 2023 Annual Meeting of Shareholders, Proxy Statement, dated April 13, 2023 (the “Proxy Statement”), and proxy card that describe the matters to be voted upon at Navient’s Annual Meeting of Shareholders (the “2023 Annual Meeting”) to be held on Thursday, May 25, 2023 at 8:00 a.m., Eastern Time. There is no physical location for the 2023 Annual Meeting. Shareholders may instead attend virtually at www.virtualshareholdermeeting.com/NAVI2023. This supplement (this “Supplement”) updates the Proxy Statement and the proxy card to revise the list of nominees for election to Navient’s Board of Directors (“Board”) and certain other information in the Proxy Statement, and should be read in conjunction with the Proxy Statement.

Except as set forth below, this Supplement does not change the proposals to be acted on at the 2023 Annual Meeting or our Board’s recommendations with respect to the proposals, which are described in the Proxy Statement. Except as specifically supplemented or amended by the information contained in this Supplement, all information set forth in the Proxy Statement continues to apply and should be considered when voting your shares using one of the methods described in the Proxy Statement.

References to Jack Remondi, the number of directors to be elected at the 2023 Annual Meeting, stated as ten throughout the Proxy Statement, and the individuals nominated for election as a director at the 2023 Annual Meeting are revised in all instances to reflect the following:

Departure of Chief Executive Officer and President; Withdrawal of Nominee for Election as Director

As previously disclosed in the Company’s Current Report on Form 8-K filed on May 15, 2023 with the Securities and Exchange Commission, David L. Yowan has succeeded Jack Remondi as our Chief Executive Officer and President, effective as of May 15, 2023. The Board has accordingly reduced the number of nominees for election at the 2023 Annual Meeting from 10 to 9 and withdrawn Mr. Remondi’s nomination for election as a director at such meeting, such that the 9 nominees for election at the 2023 Annual Meeting are: (a) Frederick Arnold, (b) Edward J. Bramson, (c) Anna Escobedo Cabral, (d) Larry A. Klane, (e) Michael A. Lawson, (f) Linda A. Mills, (g) Jane J. Thompson, (h) Laura S. Unger and (i) David L. Yowan.

The individuals named under “Proposal 1—Election of Directors” beginning on page 21 of the Proxy Statement, other than Mr. Remondi, remain our Board’s nominees for election as directors to serve until the next annual meeting of shareholders and until their successors have been elected and qualified, subject to their earlier death, resignation or removal. Our Board recommends a vote FOR each of those nominees for election as directors. Mr. Remondi’s director term expires as of the 2023 Annual Meeting and our Board has not nominated a replacement for Mr. Remondi for election at such meeting. As a result, our Board has reduced the size of our Board from 10 to 9 members, effective as of the 2023 Annual Meeting.

Election of New Chief Executive Officer and President

Effective as of May 15, 2023, our Board elected David L. Yowan, currently a member of our Board, as our new Chief Executive Officer and President. Effective upon Mr. Yowan’s appointment as Chief Executive Officer and President, Mr. Yowan no longer serves as a member or Chair of the Audit Committee of the Company or a member of the Risk Committee of the Company. In connection therewith, the Board appointed Anna Escobedo Cabral as Chair and member of the Audit Committee of the Company, effective as of May 15, 2023.

Voting Matters

If you have not yet voted, we strongly encourage you to vote as promptly as possible by telephone, through the Internet or by mailing your completed and signed voting instruction form. You may also vote during the meeting by following the instructions on page 10 of the Proxy Statement. You do not need to obtain a new proxy card or voting instruction form if you have not yet voted. Instead, please disregard Mr. Remondi’s name as a nominee for election as director.

If you have already voted, you do not need to take any action unless you wish to revoke your proxy or change your vote. It is not necessary for you to re-vote your shares if you have already voted. Proxy cards and voting instruction forms already returned by shareholders (via Internet, telephone or mail) will remain valid and shares represented thereby will be voted at the 2023 Annual Meeting in accordance with your instructions unless revoked.

No votes received before or after the date of this Supplement will be counted for the election of Mr. Remondi to our Board. Proxies may not be voted for a greater number of individuals than the number of nominees named in the Proxy Statement, as supplemented by this Supplement. Information regarding how to vote your shares, or change or revoke your proxy or voting instructions, is available under “Questions and Answers about the Annual Meeting and Voting” beginning on page 15 of the Proxy Statement.

By Order of the Board of Directors,

/s/ Linda A. Mills

Linda A. Mills

Chair of the Board of Directors

May 15, 2023

Wilmington, Delaware

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on May 25, 2023

Navient’s Notice of Annual Meeting, Proxy Statement, this Supplement and Annual Report on Form 10-K for the fiscal year ended December 31, 2022 are available, free of charge, at https://navient.com/investors/shareholder-information.